Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Registration Statement of CHS Inc. on Form S-2 of our report dated June 18, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002) on the consolidated financial statements of Ventura Foods, LLC and Subsidiary, appearing in the Annual Report on Form 10-K of CHS Inc. for the year ended August 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
December 2, 2004